Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-139000, No. 333-138998, No. 333-116998 and No. 333-44977 on Form S-8 and Registration Statements No. 333-133781, and No. 333-133432 on Form S-3 of our reports dated March 28, 2008 relating to the consolidated financial statements of NovaStar Financial, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s ability to continue as a going concern and changes in accounting methods), and the effectiveness of NovaStar Financial Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of NovaStar Financial, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

April 1, 2008